JPMORGAN CAPITAL GROWTH FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
07/31/03	Citadel Broadcasting Corp.

Shares            Price         Amount
74,300	         $19.00 	$1,411,700

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.14       N/A          0.34%	            0.57%

Broker
Goldman Sachs

Underwriters of Citadel Broadcasting Corp.

Underwriters*     	                Principal Amount*
Total                                     $500,000,000

*Principal amounts of underwriters were not available at time of filing.


The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
12/17/03	Orbitz, Inc.

Shares            Price         Amount
269,600 	  $26.00  	$7,009,600

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.63       N/A 	 2.21%	           2.89%

Broker
Goldman Sachs

Underwriters of Orbitz, Inc.

Underwriters                            Principal Amount
Goldman Sachs                             $  6,029,100
Credit Suisse First Boston                   3,836,700
Legg Mason Wood Walker, Inc.                   548,100
Thomas Weisel Partners LLC                     548,100
Allen & Company LLC                            304,500
Epoch Securities, Inc.                         304,500
Fidelity Capital Markets                       304,500
J.P. Morgan Securities, Inc.                   304,500
                                           -----------
Total                                     $ 12,180,000